Exhibit 10.1

INTCOMEX, INC.

RESTRICTED STOCK GRANT AGREEMENT

Your Intcomex Restricted Shares

This summary is qualified by the complete terms of your Restricted Stock Grant Agreement.

The attached Restricted Stock Grant Agreement specifies the following:

•

The number of shares of Intcomex non-voting common stock granted to you, which may be reduced following such grant depending on whether certain 2011 performance targets are achieved (as specified in your Restricted Stock Grant Agreement);

•	When the shares you receive will vest (generally, 25% in 2012, 25% in 2013 and 50% in 2014), subject to your continued employment through each vesting date; and);

•	Your restricted shares will be registered in your name through a book entry credit in Intcomex’s records.

The shares that you receive at the time of the grant are immediately owned by you, subject to certain restrictions. Note that even after your restricted shares vest, however, they will be subject to restrictions on transferability.

As you know, stock is a piece of ownership in a company. The more shares of Intcomex stock you own, the greater your ownership stake in Intcomex. And the better our stock performs, the greater the value of your shares.

Potential Restricted Share Value

Restricted shares are valuable because Intcomex’s stock is valuable. In addition, as the stock price increases, your restricted shares become more valuable. As shown below, if the price of Intcomex stock rises, your restricted shares increase in value.

Potential Value of Restricted Shares – Example

Let’s say Jane is granted 1,000 restricted shares, for which she does not have to pay anything. On the grant date, each share is worth $5.00 (the value of Intcomex stock at the grant date, as determined by the Board of Directors) and in the aggregate worth $5,000.

If Intcomex stock grows at 5% per year over five years, each share would be worth $6.38, and Jane’s shares would be worth $6,380 in the aggregate (assuming all shares have vested and excluding tax effects).

Potential per share value of stock in Year 5		$6.38
Cost of shares at grant	-$	0.00

Potential Gain Per Share		$6.38

Number of Restricted Shares Granted		x 1,000.00

Potential Gain on Total Grant in Year 5 (assuming all shares have vested and excluding tax effects)		$6,380.00

Note: The figures in this example are illustrative only. Actual performance of Intcomex stock will vary.

Terminating Employment

If your employment with Intcomex terminates for any reason (other than your death or disability), you will immediately forfeit the portion of the restricted shares that have not vested prior to your termination. In the event of your death or disability, all restricted shares held by you will fully vest. Any shares that vested on or prior to your termination date will remain your shares, although Intcomex will have the right to repurchase all or a portion of such shares.

Change of Control

If there is a “change of control” of Intcomex, your restricted shares will generally be cancelled in exchange for the per share consideration paid in connection with the “change of control”. However, amounts payable in respect to your unvested restricted shares will be held in escrow until your unvested restricted shares would have otherwise vested. Alternatively, the Board of Directors may determine, prior to the change of control and solely with respect to your unvested restricted stock, that you will be granted an alternate award with substantially similar terms.

If the “drag-along” right contained in Intcomex’s Shareholders Agreement is exercised, then you will be required to sell a portion of your restricted shares (whether or not vested) on the same terms and conditions. The portion of your restricted shares that you are required to sell will be proportionate to your percentage ownership in Intcomex as compared to the total number of shares being sold.

Rights as a Stockholder

Your restricted shares are non-voting. After your restricted shares vest, you will receive any dividends and other distributions paid in respect of Intcomex’s non-voting common stock, but only with respect to the vested portion of your restricted shares. If any dividends or distributions are paid in shares of common stock, such shares will be subject to the same restrictions as apply to your restricted shares in respect of which such shares were paid.

Except as otherwise provided for in the Restricted Stock Grant Agreement, restricted shares may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

Forfeiture and Claw Back

In certain situations, your unvested restricted shares may be automatically forfeited by you. These include (1) if you engage in a competing business against Intcomex, (2) if you solicit or interfere with the relationship between Intcomex, on the one hand, and its employees or clients, on the other hand, and (3) if you disclose or use any of Intcomex’s confidential information for your own benefit or for the benefit of someone other than Intcomex. In these situations, Intcomex also will have the right to repurchase any of your vested restricted shares for $0, so you could potentially lose all of your restricted shares and receive nothing in return.

Intcomex’s repurchase right with respect to your vested shares goes away once it becomes a publicly-traded company; however, after Intcomex’s initial public offering, if you commit any of the “wrongful acts” described in the immediately preceding paragraph, or if Intcomex terminates your employment for “cause,” then you will be required to pay Intcomex any financial gains you realized on your shares in the 6 months preceding, or the 12 months following, the date you committed a “wrongful act” or your termination date, as the case may be.

In addition, if you commit or threaten to commit any of the “wrongful acts” described above, Intcomex potentially could seek an injunction to prevent you from committing any such acts during your employment and for the 12-month period following the termination of your employment for any reason.

For Further Information on Your Restricted Shares

For tax or other financial advice, please contact your tax or financial advisor. For further questions relating to your restricted shares, please contact:

Carlos Benitez at (305) 477-6230 x 500207, or

CBenitez@intcomex.com, or

3505 NW 107th Avenue, Doral, Fl 33178.

This summary provides an overview of Intcomex’s restricted stock awards. The Restricted Stock Grant Agreement is the legal document that governs your award. In the event of a conflict between the information provided in this summary and the Restricted Stock Grant Agreement, the official legal document will control. Receipt of a restricted stock award is not a promise, guarantee or agreement of continued employment with Intcomex.

Tax Addendum

This Tax Addendum accompanies the summary highlighting certain features of restricted stock awards granted by Intcomex. Be sure to review the information contained in the summary for an overview of how the restricted stock awards work.

Your grant of Intcomex restricted shares is likely to affect your personal tax position. The precise implications will depend on your own personal circumstances. You are urged to consult with and rely on your own professional advisor when considering the possible tax consequences of accepting your restricted stock award.

The below overview is a general guide only to U.S. federal tax implications of restricted shares granted by Intcomex. It does not address, among other things, the tax consequences of restricted stock awards granted to individuals who are not subject to U.S. taxes. Each grantee is solely responsible for obtaining his or her own tax advice, as well as his or her own taxes. Intcomex will not have any responsibility for any tax liabilities associated with your restricted stock award.

Tax Implications for U.S. Persons

This overview applies to grantees who are subject to U.S. taxes and is based on U.S. federal tax laws in force on April 1, 2011. In addition to the federal tax implications outlined below, receipt of a restricted stock award may also have tax implications under laws of the state and/or locality where you work or reside. Also, please be aware that tax rules can change.

The grant of restricted shares will generally not result in U.S. federal income or employment tax liability unless you properly make an election under section 83(b) of the Internal Revenue Code (the “Code”) in the manner described below. If no such election is made, you will generally recognize ordinary income at the time your restricted shares vest—i.e., when the shares are no longer subject to a substantial risk of forfeiture or transfer restrictions—in an amount equal to the then aggregate fair market value of the shares which were formerly restricted shares. Intcomex will be entitled to a deduction in the same amount and at the same time ordinary income is recognized by you.

Dividends paid in cash will constitute ordinary income to you in the year paid, and Intcomex will be entitled to a corresponding deduction. Any dividends paid in stock will be treated as an award of additional restricted shares subject to the tax treatment described above.

You may file an election with the Internal Revenue Service under section 83(b) of the Code (an “83(b) election”), within 30 days after grant, to be taxed currently on the excess (if any) of the fair market value of the restricted shares (i.e., based on the per share value of Intcomex non-voting common stock on the date of grant) over the purchase price (if any). If you file an 83(b) election, you will recognize income as of the date of grant and will not recognize any additional ordinary compensation income when the forfeiture and transfer restrictions on the restricted shares lapse. If this election is made, any cash dividends received with respect to the restricted shares will be treated as dividend income to you in the year of payment and will not be deductible by Intcomex. If you subsequently forfeit the restricted shares, you will not be entitled to recover the amounts previously included in income due to the filing of the 83(b) election.

The determination of the advisability of making an 83(b) election is complex and depends on individual circumstances and expectations. In some circumstances, such as when shares depreciate below the fair market value of the shares on the date those shares were acquired, an 83(b) election might have unfavorable tax consequences. You are urged to consult your own tax advisor concerning whether to make an 83(b) election in respect of any restricted share award. Intcomex will not have any responsibility for tax liabilities associated with your making or failing to make an 83(b) election.

At the time you sell shares that were formerly restricted shares, you will recognize a capital gain or loss to the extent the amount realized from the sale differs from your tax basis. Your tax basis will equal the amount of income recognized by you when the shares vest (or, if an 83(b) election is made, at grant). The applicable tax rate will depend on the length of time you held the shares after the lapse of the forfeiture and transferability restrictions—i.e., whether it is a short-term vs. long-term capital gain or loss.

Withholding of federal income and employment taxes is required on the shares deliverable to you pursuant to your restricted share award. With respect to any of your restricted shares that become vested in a particular year, Intcomex has the right to deduct from such shares, at the end of the applicable service period, an amount necessary to satisfy the minimum federal, state or local or foreign taxes or other obligations that the law requires to be withheld in connection with such shares. Alternatively, Intcomex may require that you yourself remit the amount necessary to satisfy any tax withholding obligations.